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                                Exhibit (a)(13)

                             Shaw Industries, Inc.


     DALTON, GEORGIA, March 17, 1998, Shaw Industries, Inc., (NYSE-SHX) today announced the final results in its "Dutch Auction" tender offer which expired March 9, 1998, at 12:00 Midnight New York City time.

     The Company accepted for payment 10,622,361 shares at a purchase price of $12.50 per share. Shares tendered at prices greater than $12.50 per share or certain shares that were conditionally tendered were not purchased.

     The shares purchased represent approximately 8.1% of the Company's shares outstanding immediately prior to the offer. After purchasing the shares, the Company has approximately 120.5 million shares outstanding.

     In the tender offer, which commenced on February 9, 1998, the Company had offered to purchase up to 8,000,000 shares at a purchase price not greater than $14.00 nor less than $11.00 per share. The final count of Wachovia Bank, N.A., depositary for the offer, indicated that approximately 11.6 million shares were tendered at or below $12.50 per share and not withdrawn. The Company exercised its option to purchase an additional two percent of its outstanding shares as a part of the offer. As a consequence, as permitted by the terms of the offer, the Company increased the number of Shares purchased by 2,622,361 shares.

     After completing the offer, the Company has 1.29 million shares remaining authorized for repurchase under its existing stock repurchase program.

     Merrill Lynch has acted as Dealer Manager and Corporate Investor Communications, Inc. has acted as Information Agent for the Dutch Auction.

     Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, and assumptions concerning the company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.

     Shaw Industries, Inc. with its corporate offices in Dalton, Georgia, manufactures and sells carpeting and rugs throughout the United States, the United Kingdom, Australia and Mexico, and exports to Canada and many other countries. Through its retails stores and commercial dealers, the Company also sells other flooring products and provides installation and other services.